UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 27, 2004

The SCO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 South 520 West
Lindon, Utah 84042
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (801) 765-4999

N/A
(Former name or former address, if changed since last report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.        Material Modification to Rights of Security Holders.

On August 10, 2004, the Board of Directors of the The SCO Group, Inc. (the “Company”) adopted a stockholder rights plan (the “Rights Plan”).  The plan is similar to plans adopted by many other companies and was not adopted in response to any current hostile takeover attempt.  In connection with adopting the Rights Plan, the Company created a new Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) on August 27, 2004 having the rights and preferences set forth in Exhibit 4.1 hereto.

Under the Rights Plan, Series A Preferred Stock purchase rights (the “Rights”) will be distributed as a dividend at the rate of one Right for each share of common stock of the Company held by stockholders of record as of the close of business on August 30, 2004.  The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company’s stockholders.  The Rights will expire on August 10, 2014.

Each Right will entitle stockholders to buy one unit of a share of Series A Preferred Stock at a price of $60.  The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock or commences, or publicly announces an intention to commence, a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company’s common stock, and thus becomes an “Acquiring Person.”

If any person becomes the beneficial owner of 15% or more of the Company’s common stock, other than pursuant to a board-approved tender or exchange offer for all the outstanding shares of the Company, then each Right not owned by an Acquiring Person will entitle its holder to purchase, at the Right’s then current exercise price, shares of Series A Preferred Stock (or, in certain circumstances as determined by the board, cash, property, or other securities) having a value of twice the Right’s then current exercise price.  In addition, if the Company, after any person has become an Acquiring Person, becomes involved in a merger or other business combination transaction with another company, in which the Company does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each Right will entitle each holder, other than an Acquiring Person, to purchase shares of common stock at the Right’s then current exercise price of such other company.

The Company will be entitled to redeem the Rights at $0.001 per Right at any time until 10 days (subject to extension) after a public announcement that any person or group of affiliated persons intends to acquire, or has acquired or obtained the right to acquire, beneficial ownership of 15% or more of the shares of the Company’s common stock.

The Rights are intended to enable all stockholders to realize the long-term value of their investment in the Company.  The Rights will not prevent a takeover attempt, but should encourage anyone seeking to acquire the Company to negotiate directly with the board of directors.

Item 5.03.   Amendments to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

On August 10, 2004, the Board of Directors of the Company adopted the Rights Plan as described more fully above under “Item 3.03 Material Modification to Rights of Security Holders.”  In connection with the Rights Plan, the Company filed with the Delaware Secretary of State the Certificate of Designation of Series A Junior Participating Preferred Stock, attached hereto as Exhibit 4.1, on August 27, 2004.  The Company subsequently filed with the Delaware Secretary of State a Certificate of Correction correcting the Certificate of Designation of Series A Junior Participating Preferred Stock, attached hereto as Exhibit 4.2, on August 31, 2004.

Item 9.01.  Financial Statements and Exhibits.

(c)	Exhibits.	The following items are filed as exhibits to this report:

	4.1	Certificate of Designation of Series A Junior Participating Preferred Stock.

	4.2	Certificate of Correction correcting the Certificate of Designation of Series A Junior Participating Preferred Stock.

	4.3	Rights Agreement dated as of August 10, 2004 by and between the Company and Computershare Trust Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2004

THE SCO GROUP, INC.

	By:	/s/ Bert Young
	Name:	Bert Young
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Designation of Series A Junior Participating Preferred Stock.

4.2	Certificate of Correction correcting the Certificate of Designation of Series A Junior Participating Preferred Stock.

4.3	Rights Agreement dated as of August 10, 2004 by and between the Company and Computershare Trust Company, Inc.